CHICAGO PROPERTIES
Combined Financial Statements
December 31, 2007 and 2006

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Combined Balance Sheets at December 31, 2007 and 2006	2

Combined Statements of Revenues, Expenses and Members’ Deficit for the Years Ended December 31, 2007 and 2006 and for the Period From April 19, 2005 (Date of Inception) to December 31, 2005	3

Combined Statements of Cash Flows for the Years Ended December 31, 2007 and 2006 and for the Period From April 19, 2005 (Date of Inception) to December 31, 2005	4

Notes to Combined Financial Statements	5

Report of Independent Registered Public Accounting Firm

To the Partners of
Chicago Properties

In our opinion, the accompanying combined balance sheets of the properties known as the Chicago Properties as of December 31, 2007, and the related combined statement of revenues, expenses and members’ deficit, and cash flows for the year ended December 31, 2007 present fairly, in all material respects, the financial position of Chicago Properties at December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Properties’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Chicago Properties is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, management has elected to change its policy for reporting residual assets for properties sold in 2007.

/s/ Tauber & Balser, P.C.
Atlanta, Georgia
March 24, 2008

CHICAGO PROPERTIES
COMBINED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006
($ IN THOUSANDS)

		(Not Covered by
		Auditor's Report)
	2007	2006

ASSETS
Investments in real estate, at cost
Land	$37,735	$34,794
Buildings and improvements	173,905	151,415
Construction in progress	21	2,740
	211,661	188,949
Less: Accumulated depreciation	(42,906)	(41,030)
Investments in real estate, net	168,755	147,919

Cash	3,290	1,861
Restricted cash	7,858	5,491
Tenant receivable, net of allowance of $4,275 and $4,912, respectively	507	45
Deferred rent receivable	10,944	10,711
Lease commissions and loan fees, net	10,947	7,979
Lease intangibles, net	9,986	7,385
Prepaid expenses	588	404
Other assets	85	1,050

TOTAL ASSETS	$212,960	$182,845

LIABILITIES AND MEMBERS' DEFICIT
Mortgage & other notes payable	$278,868	$259,547
Accounts payable and accrued expenses	17,383	18,194
Below market lease intangibles, net	7,942	1,160
Tenant security deposits and advanced rental deposits	2,834	4,241
TOTAL LIABILITIES	307,027	283,142

MEMBERS' DEFICIT	$(94,067)	$(100,297)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$212,960	$182,845

See independent auditors’ report and accompanying notes to the financial statements.

CHICAGO PROPERTIES
COMBINED STATEMENTS OF REVENUES, EXPENSES AND MEMBERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND THE PERIOD FROM APRIL 19, 2005 (DATE OF INCEPTION) TO DECEMBER 31, 2005
($ IN THOUSANDS)

		(Not Covered By Auditor's Report)	(Not Covered By Auditor's Report)
	2007	2006	2005

RENTAL INCOME AND FEES	$65,959	$68,496	48,610

OPERATING EXPENSES
Interest expense	19,608	18,984	12,300
Real estate taxes	11,265	11,640	7,503
Depreciation	8,554	8,650	6,594
Amortization	5,975	5,559	4,024
Management fees	3,042	3,163	2,096
Property operating expense	28,003	33,382	21,311
	76,447	81,378	53,828

OPERATING LOSS	(10,488)	(12,882)	(5,218)

OTHER INCOME
Interest income	203	163	21
Gain on sale of properties	37,823	23,939	—
	38,026	24,102	21

NET INCOME	27,538	11,220	(5,197)

MEMBERS' DEFICIT, BEGINNING OF PERIOD	(100,297)	(101,016)	(95,770)

CURRENT YEAR CONTRIBUTIONS OF CAPITAL	4,746	938	—

CONTRIBUTIONS OF GROUP D PROPERTIES	—	—	9,794

DISTRIBUTIONS	(26,054)	(11,439)	(9,843)

MEMBERS' DEFICIT, END OF PERIOD	$(94,067)	$(100,297)	$(101,016)

See independent auditors’ report and accompanying notes to the financial statements.

CHICAGO PROPERTIES
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND FOR THE PERIOD FROM APRIL 19, 2005 TO DECEMBER 31, 2005
($ IN THOUSANDS)

		Not Covered by Auditor’s Report
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$27,538	$11,220	$(5,197)
Adjustments:
Depreciation	8,554	8,650	6,594
Amortization	5,975	5,559	4,024
Bad debt (recovery)expense	(637)	2,196	-
Gain on sale of properties	(37,823)	(23,939)	-
Changes in assets and liabilities, net of effects of property additions and deletions:
Tenant receivables	175	396	(1,387)
Deferred rent receviable	(233)	167	(684)
Lease commissions	(6,274)	(6,318)	(1,940)
Prepaid expenses	(184)	(52)	36
Other assets	965	(977)	35
Accounts payable and accrued expenses	(811)	958	5,510
Tenant security deposits and advanced rental deposits	(1,407)	(1,126)	819
Net cash used in operating activities	(4,162)	(3,266)	7,810

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments in real estate	(37,873)	(14,828)	(5,556)
Proceeds from sale of properties	47,819	33,987	-
Decrease(increase) in restricted cash	(2,367)	156	(1,165)
Net cash provided by investing activities	7,579	19,315	(6,721)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgages and notes payable	94,465	30,659	9,227
Principal payments on mortgage payable	(75,144)	(37,257)	(511)
Payment of loan fees	(1)	(264)	-
Contributions from members	4,746	938	-
Distributions to members	(26,054)	(11,439)	(9,843)
Net cash used in financing activities	(1,988)	(17,363)	(1,127)

NET INCREASE(DECREASE) IN CASH	1,429	(1,314)	(38)

OPERATING CASH, BEGINNING OF YEAR	1,861	3,175	3,213

OPERATING CASH, END OF YEAR	$3,290	$1,861	3,175

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for interest	$17,560	$17,331	10,725

See independent auditors’ report and accompanying notes to the financial statements.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements include the operations of 24 properties for the year ended December 31, 2007 and 27 properties for the year ended December 31, 2006. One property was acquired and two properties were sold during 2007. Two properties were acquired and four properties were sold during 2006. The 22 properties owned as of December 31, 2007 contain approximately 3,564,000 square feet, substantially all of which are located in the Chicago metropolitan and suburban area (the “Chicago Properties”). The individual entities are combined on the basis of common ownership and management. All intercompany balances and transactions have been eliminated. The carrying values of the assets are at historical cost.

On April 19, 2005, FT-MARC Loan LLC, a wholly-owned subsidiary of Winthrop Realty Trust (formerly First Union Real Estate Equity and Mortgage Investments) (the “Trust”), made convertible mezzanine loans (the "Loans") to 22 non-affiliated third party borrowers in the aggregate amount of $69,326,000. Each of the borrowers is owned primarily by the principals of Marc Realty, a Chicago-based real estate company. Each of the Loans is secured by the applicable borrower's ownership interest in a limited liability company, which we refer to as a Property Owner, which in turn owns an office building/complex. One Loan is further secured by a second mortgage directly on the Property. Each borrower holds a 100% interest in the Property Owner other than with respect to two properties, in which the borrower holds a 75% interest in the Property Owner and one property in which the borrower holds a 90% interest in the Property Owner. Each of the Loans bears interest at 7.65%, matures on April 18, 2012 and requires monthly payments of interest only. The amount advanced under each Loan together with the equity investment, as described below, was equal to 49% of the difference between the agreed upon value of the property and the existing debt encumbering the property. The Loans may be converted into an equity interest in the applicable borrower after one year at the request of the Trust or three years at the option of the borrower. No such conversions have been made.

On February 21, 2006, the Trust made a loan in the amount of $1,484,000 with respect to an additional property on the same terms as the Loans except that the amount advanced under the Loans together with the equity investment, as described below, was equal to 60% of the difference between the agreed upon value of the property and the existing debt encumbering the property.

On December 28, 2006, the Trust made a loan in the amount of $351,000 with respect to an additional property on the same terms as the Loans except that the amount advanced under the Loans together with the equity investment, as described below, was equal to 60% of the difference between the agreed upon value of the property and the existing debt encumbering the property.

On June 20, 2007, the Trust made a loan in the amount of $17,669,000 with respect to an additional property. The loan is secured by a first mortgage on the property, bears interest at 7.32%, requires monthly payments of interest only and matures on June 20, 2008.

As part of the above transactions, the Trust acquired an equity interest in each of the borrowers in the form of Class B equity. The original owners maintained a Class A interest in the properties which receive the net income or loss from the properties after the mezzanine and tenant improvement loans have been serviced. The Class B equity interest entitles the Trust to participate in capital proceeds derived from the sale or refinancing of the applicable property to the extent such proceeds generate amounts sufficient to fully satisfy all of the debt encumbering the property, including the Trust’s loan and a return to the borrower of its deemed equity plus a 7.65% return thereon. The agreement between the Trust and Marc Realty related to the Chicago Properties will terminate April 19, 2025.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

In addition, in connection with the original Marc Realty transaction both the Trust and Marc Realty each committed to provide up to $7,350,000 in additional financing to cover the costs of tenant improvements and capital expenditures at the Chicago Properties. During 2007, advances in excess of the $7,350,000 commitment were required. Accordingly, although neither the Trust nor Marc Realty has committed to provide additional advances, at December 31, 2007 both the Trust and Marc Realty had each advanced approximately $12,444,000. The advances bear interest of 8.50% per annum and are secured by a subordinate loan on the applicable property.

The Trust elected to redeem its Class B interest in two properties on September 12 and 13, 2006 for $450,000 and the properties were subsequently sold on September 14 and 15, 2006 for $19,800,000.

The Trust also elected to redeem its Class B interest in two additional properties on November 22, 2006, one for $630,000 and the other for $0, and the properties were subsequently sold on December 7 and 14, 2006 for $29,125,000.

During 2007, the Trust elected to redeem its Class B interest in two properties. On February 13, 2007, the Trust redeemed its interest in one property for $4,919,000 and the property was subsequently sold on February 14, 2007 for $34,000,000. On September 10, 2007, the Trust redeemed its interest in one property for $1,614,000 and the property was subsequently sold on September 11, 2007 for $22,650,000.

The Trust also has the right to co-invest in all other office properties acquired by Marc Realty and their affiliates in the Chicago, Illinois metropolitan and suburban areas.

Chicago Properties included assets and liabilities of properties for which the assets of the properties were sold in its December 31, 2006 balance sheet. Management determined that a change in accounting entity was appropriate during 2007 in order to better represent the assets and liabilities of the properties for which the loans are outstanding. Going forward, when properties are sold any remaining assets and liabilities in the underlying entity which held the property will be removed from the financial statements presented. As such, these combined financial statements reflect the financial position, results of operations and cash flows if the remaining assets and underlying entity which held the property were removed upon sale of the property during 2006. The effect of the change was to decrease 2006 assets by $10,760,000 and to decrease liabilities and members’ deficit by $389,000 and $10,371,000, respectively. The change had no effect on 2006 income. The change had the following effect on the 2006 balance sheet:

Cash	$(590)
Restricted Cash	$(9,673)
Tenant Receivable	$(497)
Accounts payable and accrued expenses	$(373)
Tenant security deposits and advanced rental deposits	$(16)

Members’ deficit	$(10,371)

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments in Real Estate

Real estate assets are stated at cost. Expenditures for repairs and maintenance are expensed as incurred. Significant renovations that extend the useful life of the properties are capitalized. Depreciation for financial reporting purposes is computed using the straight-line method. Buildings and building improvements are depreciated over their estimated useful lives of 5 to 39 years based on the property’s age, overall physical condition, type of construction materials and intended use. Tenant improvements, which at December 31, 2007 amounted to $43,495,000, are depreciated over the term of the lease of the tenant.

Cash

Cash balances are maintained with financial institutions and at times may be in excess of the FDIC insurance limit. Restricted cash consists of real estate tax reserves, various deposits and construction reserves.

Tenant Receivables

Tenant receivables are stated at the amount that management expects to collect. Management evaluates accounts receivable for each property to provide an allowance for uncollectible amounts at the time payment becomes unlikely. The estimate is based on the history of tenant payment experience, tenant creditworthiness and a review of current economic developments.

Lease commissions and loan fees

Lease commissions and loan fees are capitalized and amortized over the periods to which the underlying loan is outstanding or the lease is in effect. Amortization expense related to lease commissions and loan costs was $3,284,000, $2,243,000 and $1,007,000 for the years ended December 31, 2007 and 2006 and for the period fromApril 19, 2005 to December 31, 2005, respectively.

Revenue Recognition

The Trust accounts for its leases with tenants as operating leases with rental revenue recognized on a straight-line basis from the later of the date of the commencement of the lease or the date of acquisition of the property subject to existing leases, which averages minimum rents over the terms of the leases. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as deferred rent receivable on the accompanying balance sheets. Accordingly, deferred rent receivables are recorded from tenants for the amount that is expected to be collected over the lease term rather than currently. When a property is acquired, the term of existing leases is considered to commence as of the acquisition date.

Property Operating Expense

Property operating expense consists of direct expenses of the underlying properties which include utilities, insurance, repairs and maintenance, security and safety, cleaning, bad debt expense, and other expenses.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

No provision for income taxes is reflected in the accompanying financial statements since income taxes are assessed at the individual member level.

Fair Value of Financial Instruments

The carrying amounts for cash, restricted cash, tenant receivables, accounts payable and accrued expenses approximate fair value as they are short-term in nature. The fair market value of the debt instruments approximates the carrying value as the applicable interest rates on the majority of the debt instruments are at or near current market rates.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

NOTE C - LEASE INTANGIBLES

Upon the acquisition of certain properties, the acquisition value was allocated to the land, buildings and other assets acquired using an “as if vacant” methodology. As a result, an asset is recorded for the value of the in-place operating leases. This asset’s value is comprised of (i) origination value, which represents the “cost avoidance” value associated with acquired in-place leases; and (ii) value of the renewal of in-place leases, which represents the estimated loss of revenue and costs incurred to renew the operating leases following its expiration. The origination value and the value of the renewal of in-place tenant leases are recorded as a deferred charge and are amortized over the remaining lease term.

The gross amount allocated to the acquired in-place leases was $17,438,000 and $14,253,000 as of December 31, 2007 and 2006, respectively. The accumulated amortization as of December 31, 2007 and 2006 was $10,814,000 and $8,126,000.

The estimated future amortization expense by year is as follows ($ in thousands):

2008	$2,090
2009	1,503
2010	1,056
2011	834
2012	538
Thereafter	629
Total	$6,650

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE D - RENTAL REVENUES

Rental revenues are obtained from tenant operating leases. The leases mature on various dates from January 31, 2008 to December 31, 2035. Future minimum base rental payments during the primary terms of all tenant operating leases as of December 31, 2007 are as follows ($ in thousands):

2008	$50,847
2009	43,740
2010	36,218
2011	29,494
2012	22,859
Thereafter	68,439
Total	$251,597

NOTE E - MORTGAGES & OTHER NOTES PAYABLE

Mortgages and other notes payable consisted of the following ($ in thousands):

Mortgage notes payable, stated interest rates ranging from 5.2% to 8.18%, various maturities from June 20, 2008 through December 31, 2017, secured by land and buildings	$187,574

FT-Marc Loans, bearing interest at 7.65%, monthly interest only payments, maturing April 18, 2012, secured by borrower’s interest in the LLC	55,577

Wraparound mortgages with NW Loan, LLC, an affiliate of Marc Realty, variable interest rate with a floor of 5.5% and a ceiling of 6.5%, monthly interest only payments, secured by the land and buildings, maturing April 30, 2008	11,010

Tenant improvement and capital expenditure loans from FT-Marc Loan, bearing interest at 8.5%, monthly interest only payments, maturing in 2012	24,707

Total	$278,868

Required principal payments for the next five years and in total thereafter are as follows ($ in thousands):

2008	$75,931
2009	9,854
2010	2,632
2011	16,334
2012	91,729
Thereafter	82,388
Total	$278,868

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE F - RELATED PARTY TRANSACTIONS

The Properties are managed by Marc Realty. The management fee is equal to 5% of rental revenue, expense recoveries and other miscellaneous charges paid by tenants. Total fees incurred were $3,042,000 for 2007, $3,163,000 for 2006 and $2,096,000 for the period from April 19 to December 31, 2005.

Marc Realty also receives a fee for construction management services of 8% for the first $250,000 of construction costs incurred during the applicable Chicago Properties owner’s fiscal year, 7% for the next $750,000 of costs and 6% for costs over $1,000,000. Construction management fees were $1,268,000 for 2007, $494,000 for 2006, and $423,000 for the period from April 19 to December 31, 2005.

Marc Realty was reimbursed for all reasonable expenses incurred in carrying out the Chicago Properties’ operating activities under the terms of the management agreement. The Chicago Properties paid reimbursements for payroll and overhead expenses of approximately $3,117,000 for 2007, $3,511,000 for 2006 and $2,370,000 for the period from April 19 to December 31, 2005. These reimbursements are recorded as revenue.

Marc Realty also receives lease commissions for new leases signed and tenant lease renewals. The commissions are based on the square footage rented for office leases and on a percentage of the average annual rent for retail leases. These amounts are capitalized and were included in lease commissions and fees at December 31, 2007 and 2006. Marc Realty receives lease administration fees of up to $1,500 per renewal of a lease and $5,000 per new lease rental to cover its internal legal expenses. Lease administration fees were $1,352,000 for 2007, $854,000 for 2006, and $823,000 for the period from April 19 to December 31, 2005.

The Chicago Properties owed Marc Realty approximately $1,685,000 and $110,000 at December 31, 2007 and 2006, respectively, for expenses paid by Marc Realty on their behalf. This amount is included in accounts payable.

NOTE G - GAIN ON SALE OF PROPERTIES

The land, buildings and associated improvements for two properties were sold during 2007 and for four properties were sold in 2006. A gain was recorded as follows:

	2007	2006
Sales price of land, buildings and associated improvements	$56,650,000	$48,925,000
Closing costs, credits and prorations associated with sales	(8,831,000)	(14,938,000)
Net book value of land, building and associated improvements	(9,996,000)	(10,048,000)

Gain on sale of properties	$37,823,000	$23,939,000

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of December 31, 2006 and 2005 and for the year and the period then ended not covered by Auditor’s Report)

NOTE H - LITIGATION

The Chicago Properties are exposed to various risks of loss related to torts, theft, damage to and destruction of assets, errors and omissions and natural disasters for which the Chicago Properties carry commercial insurance. The Chicago Properties are a party to certain legal proceedings arising in the ordinary course of its business. Marc Realty, after consulting with legal counsel, currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Chicago Properties’ financial position or results of operations.

NOTE I - SUBSEQUENT EVENT

On January 1, 2008, one of the Chicago Properties was transferred pursuant to an installment sales contract. Upon satisfaction of the remaining condition, the property will be conveyed for a purchase price of $14,500,000, subject to adjustment. The entity that holds title to the property has already received $1,000,000 as partial payment of the purchase price. It is presently anticipated that the remaining condition will be satisfied during the second quarter of 2008. The Trust will redeem its Class B interest in the property upon payment of the final installment related to the sale.

Also during the first quarter of 2008, a contract was entered into for the sale of one of the Chicago Properties for a gross purchase price of $11,600,000.  It is expected that the sale of this property will be completed in March, 2008.